Exhibit 10.15

Summary of Executive Officer and Director Compensation Arrangements

Executive Officer Compensation

The following table presents the 2007 base salary and 2007 bonus plan approved by the Board of Directors pursuant to the annual incentive compensation plan for the President and Chief Executive Officer and the other named executive officers currently employed by Hercules. Under the 2007 bonus plan, bonuses are paid to Hercules’ executive officers based on performance measures established jointly by the Nominating, Governance and Compensation Committee and management. For 2007, the annual incentive bonuses are based on targets for Hercules’ earnings, return on the use of capital, and the level of safety training performed by the Company. The Committee has established three performance measurement levels: threshold level, target level and maximum or stretch level. The amount of incentive compensation increases with each increasing level of Hercules’ performance.

	2007	2007 Bonus
	Base Salary	Target	Maximum
Randall D. Stilley	$550,000.00	$412,500	$825,000
Steven A. Manz	$300,000.00	$165,000	$330,000
Don P. Rodney	$160,000.00	$48,000	$90,000
Randy Reed	$200,000.00	$100,000	$200,000

Director Fees

Directors who are also full-time officers or employees of Hercules do not receive additional compensation for serving as directors. All other directors receive an annual retainer of $30,000. Each non-employee director also receives a fee of $1,500 for each board meeting and each committee meeting attended. In addition, the chairman of the audit committee receives an annual fee of $15,000 and the chairman of the nominating, governance and compensation committee receives an annual fee of $8,000. Hercules also reimburses the reasonable expenses incurred by the directors in attending meetings and Company business. Any fees payable to directors who are affiliated with LR Hercules Holdings, LP (“Lime Rock”) will be paid to Lime Rock. Each non-employee director also receives an annual grant of restricted stock under Hercules’ 2004 long-term incentive plan having a fair market value (as defined in the plan) of $40,000, which vests on the first business day after the following year’s annual meeting of stockholders.